Exhibit 99.1

Crinetics Announces Strong PALSONIFY Launch Execution and Positive Results for Concurrent Androstenedione Lowering and Glucocorticoid Dose Reduction in Phase 2 Trial of Atumelnant for Congenital Adrenal Hyperplasia

Strong PALSONIFY U.S. Launch Execution Resulted in Unaudited and Preliminary Net Product Revenue of >$5 Million for Fourth-Quarter 2025, with >200 Enrollment Forms at the End of December

Atumelnant (80 mg) Achieved a 67% Mean Reduction in Androstenedione Levels While Simultaneously Enabling 88% of Participants Completing 12 Weeks of Treatment to Successfully Reduce Glucocorticoid Dose to Physiologic Replacement Levels

Atumelnant’s Favorable Benefit/Risk Profile Was Maintained in Cohort 4 and Open-Label Extension of Phase 2 CAH Study With No Hepatic Transaminase Adverse Events

Management to Host Investor Conference Call Today at 8:30 AM ET

SAN DIEGO – January 5, 2026 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX) today announced PALSONIFY U.S. unaudited and preliminary net product revenue of over $5 million for fourth-quarter 2025. Crinetics also announced positive topline results from the fourth cohort of its Phase 2 congenital adrenal hyperplasia (CAH) study of investigational atumelnant, a novel, once-daily oral adrenocorticotropic hormone (ACTH) receptor antagonist candidate being developed for the treatment of classic CAH and ACTH-dependent Cushing’s syndrome.

“I’m very proud of our team’s strong execution of Palsonify’s launch in acromegaly. We are delivering impressive results, highlighted by over 200 enrollment forms in the first three months after FDA approval, a broad prescriber base, and continued momentum toward favorable payer coverage,” said Scott Struthers, Ph.D., founder and chief executive officer of Crinetics. “Further, we are excited to announce additional positive atumelnant clinical data which reinforces its potential to become an uncompromising, highly differentiated treatment for people struggling with CAH. Today’s launch update and clinical results mark two major steps forward for becoming the premier global endocrine company and to advance our unique portfolio that has been purposefully built to redefine the standard of care for people struggling with endocrine and endocrine-related diseases.”

Highlights from Launch of PALSONIFY

Crinetics is highly encouraged by early results from the launch of PALSONIFY, which was approved by the U.S. Food and Drug Administration (FDA) on September 25, 2025 for the first-line treatment of adults with acromegaly who had an inadequate response to surgery and/or for whom surgery is not an option. Crinetics recognized over $5 million of revenue from PALSONIFY during the fourth quarter of 2025. Feedback from patients, physicians, and payers has been very positive thus far. Notably, Crinetics’ continued engagement with payers has resulted in early formulary inclusions, reflecting payers’ appreciation of PALSONIFY’s value proposition.

As of December 31, 2025, after a full quarter on the market, launch performance of PALSONIFY can be characterized as below:

•	>200 enrollment forms[1] received

•	>125 unique prescribers

•	Approximately half of newly filled bottles were reimbursed without need for Quickstart bridge supplies

•	12-month duration of most prior authorizations

Highlights from Cohort 4 of Phase 2 TouCAHn Trial

The TouCAHn trial is an open-label, global, Phase 2 study designed to evaluate the efficacy, safety, and pharmacokinetics of atumelnant when administered for 12 weeks in people with CAH caused by 21-hydroxylase deficiency. The fourth cohort of the study enrolled 10 patients with classic CAH on a stable dose of glucocorticoid replacement; two patients withdrew consent. The participants received atumelnant (80 mg) once daily in the morning and underwent glucocorticoid (GC) dose reduction toward physiologic levels (<11 mg/m2/day hydrocortisone (HC) or equivalent) in weeks 2 to 10.

Primary endpoints included change from baseline in morning serum androstenedione (A4) levels and incidence of treatment-emergent adverse events.

Results of Cohort 4 of Phase 2 TouCAHn Trial

Treatment with atumelnant resulted in rapid, sustained lowering of androstenedione (in all 8 patients that completed the fourth cohort). Seven out of these 8 patients continued to maintain lower A4 after glucocorticoid doses were reduced to physiologic levels.

Primary Endpoint]

Atumelnant, Dosed Once Daily	Mean A4 Baseline* (ng/dL)	A4 Change from Baseline at Week 12 (ng/dL) (% Reduction Mean)		Proportion of Patients who Reduced Glucocorticoid Doses to Physiologic Range[2]
80 mg (n=8)	1,195	-866	(67%)	88%

*	Morning serum levels prior to glucocorticoid administration

Atumelnant was observed to be well-tolerated, with no serious adverse events and no treatment-related severe adverse events. No participants discontinued due to adverse events. No patients experienced hepatic transaminase adverse events.

Interim Update from Open-Label Extension of Phase 2 TouCAHn Trial

A data snapshot with limited source data verification from the first 7 patients in the Open-Label Extension (OLE) to have completed 13 weeks shows both serum A4 reductions and GC dose reductions that are in line with those seen in Cohort 4.

Additionally, investigators have not observed any serious adverse events or any treatment-related severe adverse events, and have not observed any hepatic transaminase adverse events to date with 25 patients enrolled and with 7 participants who have completed over 20 weeks of treatment in the study.

[1]

An enrollment form is an official document containing both HCP and patient consent, submitted to CrinetiCARE or specialty pharmacies (Orsini or Biologics) to initiate a patient on Palsonify. Pituitary treatment centers (PTCs) or community practices may also choose to submit an enrollment form to CrinetiCARE when dispensing the medication directly to the patient.

[2]	<11 mg/m2/day Hydrocortisone equivalents

Atumelnant continues to be well-tolerated with a growing safety database including over 750 weeks of cumulative adult CAH patient exposure. In the overall clinical program, to date, over 200 participants have been exposed to atumelnant in a combination of healthy volunteer, clinical pharmacology, Cushing’s and CAH studies and continues to demonstrate a favorable risk-benefit profile.

Conference Call and Webcast

Crinetics will host an investor conference call on Monday, January 5, 2026 at 8:30 a.m. Eastern Time to discuss the topline results from this study. To participate, please dial 1-833-470-1428 (domestic) or 1-646-844-6383 (international) and refer to Access Code 640078.

Webcast: To access the live webcast, click here. The archived webcast will also be accessible on the Events & Presentations page in the Investors section of the Crinetics’ website at ir.crinetics.com/events-and-presentations.

About Atumelnant

Investigational atumelnant is the first in class and only once-daily, oral adrenocorticotropic hormone (ACTH) receptor antagonist that acts selectively at the melanocortin type 2 receptor (MC2R) on the adrenal gland in late-stage clinical development. Diseases associated with excess ACTH can have a significant impact on physical and mental health. Novel atumelnant has exhibited strong binding affinity for MC2R in preclinical models and has demonstrated suppression of adrenally derived glucocorticoids and androgens that are under the control of ACTH. Data from a 12-week Phase 2 study consistently demonstrated compelling treatment benefits of atumelnant, evidenced by the rapid, substantial and sustained statistically significant reductions in key CAH disease related biomarkers, including A4 and 17-hydroxyprogesterone, in a diverse population. Currently in Phase 3 clinical development, atumelnant holds the potential to offer transformational care for individuals living with congenital adrenal hyperplasia and ACTH-dependent Cushing’s syndrome. This breakthrough could revolutionize the management of these conditions, providing hope for unprecedented improvements in quality of life.

For more information about the Phase 3 CALM-CAH study in classic CAH, please visit clinicaltrials.gov (NCT07144163).

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a global pharmaceutical company committed to transforming the treatment of endocrine diseases and endocrine-related tumors through science rooted in patient needs. Crinetics is focused on discovering, developing, and commercializing novel therapies, with a core expertise in targeting G-protein coupled receptors (GPCRs) with small molecules that have specifically tailored pharmacology and properties. Crinetics’ lead product, PALSONIFY™ (paltusotine), is the first once-daily, oral treatment approved by the U.S. FDA for the treatment of adults with acromegaly who had an inadequate response to surgery and/or for whom surgery is not an option. Paltusotine is also in clinical development for carcinoid syndrome associated with neuroendocrine tumors. Crinetics’ deep pipeline of 10+ disclosed programs includes late-stage investigational candidate atumelnant, which is currently in development for congenital adrenal hyperplasia and ACTH-dependent Cushing’s syndrome, and CRN09682, a nonpeptide drug conjugate candidate that is being developed to treat SST2 expressing neuroendocrine tumors and other SST2 expressing solid tumors. Additional discovery programs address a variety of endocrine conditions such as neuroendocrine tumors, Graves’ disease (including Graves’ hyperthyroidism and Graves’ orbitopathy, or thyroid eye disease), polycystic kidney disease, hyperparathyroidism, diabetes, obesity, and GPCR-targeted oncology indications.

Unaudited and Preliminary Estimate

This press release contains a preliminary and unaudited estimate of Crinetics’ net product revenue from PALSONIFY for the quarter ended December 31, 2025. The preliminary and unaudited estimate remains subject to completion of Crinetics’ financial closing procedures, including the completion of management’s reviews and related internal controls over financial reporting. Accordingly, such amount reflects Crinetics’ preliminary and unaudited estimate with respect to such information, based on information currently available to management, and may vary from Crinetics’ actual financial position as of December 31, 2025.

Further, the preliminary and unaudited estimate is not a comprehensive statement or estimate of Crinetics’ financial results or financial condition as of December 31, 2025. The preliminary and unaudited estimate included in this press release has been prepared by, and is the responsibility of, Crinetics’ management. In addition, BDO USA, P.C., Crinetics’ independent registered public accounting firm, has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary and unaudited estimate. Accordingly, BDO USA, P.C. does not express an opinion or any other form of assurance with respect thereto. It is possible that Crinetics may identify items that require Crinetics to make adjustments to the preliminary and unaudited estimate set forth herein. The preliminary estimate should not be viewed as a substitute for financial statements prepared in accordance with generally accepted accounting principles in the United States and is not necessarily indicative of the results to be achieved in any future period. Additional information and disclosure is required for a more complete understanding of Crinetics’ financial position and results of operations as of December 31, 2025. Accordingly, you should not place undue reliance on the preliminary and unaudited estimate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding the Company’s plans, objectives and expectations (financial and otherwise), including with respect to its 2025 financial and operating results; the Company’s ability to effectively commercialize PALSONIFY; the therapeutic potential for Crinetics’ development candidates and potential to transition to clinical development; and the expected timing of additional research pipeline updates. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “upcoming” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including, without limitation, data that Crinetics reports may change following completion or a more comprehensive review of the data related to the clinical studies; Crinetics may not be able to obtain, maintain and enforce Crinetics’ patents and other intellectual property rights, and it may be prohibitively difficult or costly to protect such rights; geopolitical events may disrupt Crinetics’ business and that of the third parties on which it depends, including delaying or otherwise disrupting its clinical studies and preclinical studies, manufacturing and supply chain, or impairing employee productivity; unexpected adverse side effects or inadequate efficacy of the Company’s product candidates that may limit their development, regulatory approval and/or commercialization; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical studies and nonclinical studies; regulatory developments or political changes, including policies related to pricing and pharmaceutical drug reimbursement, in the United States and foreign countries; clinical studies and preclinical studies may not proceed at the time or in the manner expected, or at all; the timing and outcome of research, development and regulatory review is uncertain, and Crinetics’ drug candidates may not advance in development; Crinetics may use its capital resources sooner than expected or Crinetics’ cash burn rate may accelerate; any future impacts to Crinetics’ business resulting from geopolitical developments outside Crinetics’ control; and the other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Crinetics can be found under the heading “Risk Factors” in Crinetics’ periodic filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2024 and quarterly report on Form 10-Q for the quarter ended September 30, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investors:

Gayathri Diwakar

Head of Investor Relations

gdiwakar@crinetics.com

(858) 345-6340

Media:

Natalie Badillo

Head of Corporate Communications

nbadillo@crinetics.com

(858) 345-6075